Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Kiromic BioPharma, Inc. and subsidiaries of our report dated April 17, 2023 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Kiromic BioPharma, Inc. and subsidiaries for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Whitley Penn LLP

Houston, Texas

June 29, 2023